Exhibit (a)(1)(xi)

January 10, 2005


                           REGARDING CASH TENDER OFFER
                            ELMER'S RESTAURANTS, INC.
                                  (NASDAQ:ELMS)

Dear Elmer's Shareholder:

Your shares in Elmer's Restaurants, Inc, (Nasdaq symbol:ELMS) are the subject of a tender offer pursuant to the Schedule TO-T/13E-3 filed with the Securities and Exchange Commission ("SEC") on December 20, 2004. ERI Acquisition Corp. has made a cash tender offer to purchase your shares of common stock for $7.50 per share.

By now you should have received information regarding the tender offer. If you have not received such information, please call the Information Agent for the tender offer, Bob Roach, at OTR, Inc. (503) 225-0375 to request copies. The documents are also available online on the SEC's EDGAR system and at www.elmers-restaurants.com (click on Financial Information and look for Acquiring Group Documents.)

IF YOU WISH TO TENDER YOUR SHARES, YOU MUST TELEPHONE YOUR BROKER AND INSTRUCT THEM TO TENDER YOUR SHARES. Contact information for your broker is located on the cover page that accompanied this mailing. To ensure that your broker has enough time to respond, you must instruct your broker before the "Reply By" date shown on that cover page.

If you have any questions regarding the tender offer or how to tender your shares, please feel free to contact the Information Agent for the tender offer, Bob Roach, at OTR, Inc. (503) 225-0375.

Sincerely,


/s/ BRUCE N. DAVIS
Bruce N. Davis,
President, ERI Acquisition Corp.

Additional tender offer materials (such as this letter) published, sent or given to security holders after commencement of a tender offer must include the information described in SEC Rule 14d-6(b). The information that must be disclosed pursuant to SEC Rule 14d-6)(b) is set forth on the reverse side of this letter.

               INFORMATION REQUIRED PURSUANT TO SEC RULE 14D-6(B)

IDENTITY OF THE SUBJECT           Elmer's    Restaurants,    Inc.,   an   Oregon
COMPANY:                          corporation (the "Company").


IDENTITY OF THE BIDDER:           ERI Acquisition  Corp., an Oregon  corporation
                                  ("Purchaser") led by Bruce N. Davis,  Chairman
                                  of the Board,  President  and Chief  Executive
                                  Officer of the Company,  William W. Service, a
                                  director  and  the  former   Chief   Executive
                                  Officer  of the  Company,  Thomas  C.  Connor,
                                  Corydon H.  Jensen,  Jr.,  Dennis M.  Waldron,
                                  Richard C.  Williams,  and Donald W.  Woolley,
                                  each  of  whom is a  member  of the  Company's
                                  board of directors, Linda Ellis-Bolton,  Karen
                                  K.  Brooks,   Richard  P.  Buckley,  David  D.
                                  Connor,   Stephanie   M.   Connor,   Debra  A.
                                  Woolley-Lee,  Douglas  A. Lee,  David C. Mann,
                                  Sheila J.  Schwartz,  Gerald A. Scott,  a Vice
                                  President  of  the  Company,  Gary  N.  Weeks,
                                  Gregory W. Wendt, Dolly W. Woolley,  and Donna
                                  P. Woolley  (each a  "Continuing  Shareholder"
                                  and     collectively,      the     "Continuing
                                  Shareholders" ).

AMOUNT AND CLASS OF SECURITIES    Purchaser  has offered to purchase  all of the
BEING SOUGHT:                     outstanding  shares  of the  Company's  no par
                                  value  common  stock  ("Shares")  not  already
                                  owned by the  Continuing  Shareholders.  As of
                                  December  8,  2004,   1,842,945   Shares  were
                                  outstanding,    of   which   the    Continuing
                                  Shareholders   collectively   owned  1,086,344
                                  Shares.  In addition,  as of December 8, 2004,
                                  options  held by  individuals  other  than the
                                  Continuing   Shareholders  to  acquire  up  to
                                  128,098 Shares were outstanding and had an exercise price less than the Offer Price.
                                  Shares issued upon exercise of such options will also be subject to the tender offer.

TYPE AND AMOUNT OF                Purchaser  is  offering to pay $7.50 per Share
CONSIDERATION BEING OFFERED:      in  cash,   without   interest  and  less  any
                                  required withholding taxes.

SCHEDULED EXPIRATION DATE:        You  may  tender  your   Shares   until  12:00
                                  midnight,  Eastern  Standard Time, on February
                                  2, 2005, which is the scheduled expiration date of the offering period, unless Purchaser decides to extend the offering period. PLEASE
                                  NOTE THAT IF YOU WISH TO TENDER  YOUR  SHARES,
                                  YOUR  BROKER MAY  REQUIRE  YOU TO TAKE  ACTION
                                  BEFORE THE SCHEDULED  EXPIRATION DATE IN ORDER
                                  TO PROCESS YOUR  REQUEST.  (SEE THE "REPLY BY"
                                  DATE  SHOWN  IN THE  COVER  LETTER  FROM  YOUR
                                  BROKER THAT ACCOMPANIED THIS MAILING).

EXTENSION OF TENDER OFFER:        Purchaser may elect to extend the tender offer
                                  if  all  of  the  conditions   have  not  been
                                  satisfied   or   waived   by   the   scheduled
                                  expiration  date.  Purchaser  can  extend  the
                                  tender  offer by  issuing a press  release  no
                                  later than 9:00 a.m.,  Eastern  Standard Time,
                                  on the business day  following  the  scheduled
                                  expiration  date of the tender offer,  stating
                                  the   extended   expiration   date   and   the
                                  approximate number of Shares tendered to date.

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